Exhibit 15.1

January 2012

CELESTICA INC.

AUDIT COMMITTEE MANDATE

By appropriate resolution of the Board of Directors (the “Board”) of Celestica Inc. (“Celestica”), the Audit Committee (the “Committee”) has been established as a standing committee of the Board with the following Terms of Reference:

TERMS OF REFERENCE

1.              PURPOSE

1.1       The Committee’s purpose is to:

(a)                                 assist Board oversight of:

(i)             the integrity of Celestica’s financial statements;

(ii)          Celestica’s compliance with legal and regulatory requirements;

(iii)       the external auditor’s qualifications and independence;

(iv)      the performance of the corporation’s internal audit function and internal auditors;

(v)         any other matters as defined by the Board; and

(b)                                 prepare any report that is required by law to be included in the corporation’s annual proxy statement relating to the Committee.

2.              COMMITTEE MEMBERSHIP

2.1       Number of Members — The Committee shall consist of not fewer than three Directors.

2.2       Independence of Members — Each member of the Committee shall be:

(a)                                 a Director who is not an officer or employee of Celestica or any of its affiliates;

(b)                                 independent for the purposes of the Sarbanes Oxley Act of 2002, Rule 10A-3 of the Securities Exchange Act of 1934 and rules established by Canadian securities administrators with respect to audit committees; and

(c)                                  an independent Director as determined in accordance with the NYSE Listing Requirements.

2.3       Financial Literacy —

(a)                                 Requirement - Each member of the Committee shall be financially literate or must become financially literate within a reasonable period of time after his or her appointment to the Committee.

(b)                                 Definition - “financially literate” shall mean that the Director is able to read and understand a balance sheet, an income statement, a cash flow statement and the notes attached thereto or shall have such other meaning as the Board may resolve to interpret that term in its business judgment from time to time.

2.4       Accounting or Related Financial Experience — At least one member of the Committee shall have:

(a)                                 an understanding of financial statements and generally accepted accounting principles;

(b)                                 an ability to assess the general application of such principles in connection with accounting practices with respect to estimates, accruals and reserves;

(c)                                  experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of accounting issues that can reasonably be expected to be raised by Celestica’s financial statements, or experience actively supervising one or more persons engaged in such activities;

(d)                                 an understanding of internal controls and procedures for financial reporting; and

(e)                                  an understanding of audit committee functions.

The foregoing attributes may have been acquired through any one or more of the following means:

1)             education and experience as a principal financial officer, principal accounting officer, controller, public accountant or auditor or experience in one or more positions that involve the performance of similar functions;

2)             experience actively supervising a principal financial officer, principal accounting officer, controller, public accountant or auditor or person performing similar functions, or experience overseeing or assessing the performance of companies or public accountants with respect to the preparation, auditing or evaluation of financial statements; or

3)             other relevant experience.

2.5       Annual Appointment of Members - The Committee and its Chairperson shall be appointed annually by the Board and each member shall serve at the pleasure of the Directors of Celestica until he resigns, is removed or ceases to be a Director of Celestica.

3.              COMMITTEE MEETINGS

3.1       Time and Place of Meetings - The time and place of the meetings of the Committee and the calling of meetings and the procedure in all things at such meetings shall be determined by the Committee; provided, however, the Committee shall meet at least quarterly.

3.2       In Camera Meetings - As part of each meeting of the Committee at which (i) the Committee recommends that the Board approve the annual audited financial statements or (ii) the Committee reviews the quarterly financial statements, the Committee shall meet separately with each of:

(a)                                 management;

(b)                                 the external auditors; and

(c)                                  the internal auditors.

4.              OUTSIDE ADVISORS

4.1       Retaining and Compensating Advisors — Notwithstanding section 6.1 of the Board Mandate, the Committee may retain such outside legal, accounting or other advisors as it may consider appropriate and shall not be required to obtain the approval of the Board in order to retain or compensate such advisors.

5.              REMUNERATION OF COMMITTEE MEMBERS

5.1       Director Fees Only - No member of the Committee may earn fees from Celestica or any of its subsidiaries other than directors fees (which fees may include cash and/or shares or options or other in-kind consideration ordinarily available to Directors, as well as all of the regular benefits that other Directors receive).

5.2       Other Payments -  For greater certainty, no member of the Committee shall accept, directly or indirectly, any consulting, advisory or other compensatory fee from Celestica or any subsidiary thereof, other than directors fees.

6.              DUTIES AND RESPONSIBILITIES OF THE COMMITTEE

6.1       Financial and Related Information -

(a)                                 Annual Financial Statements -  The Committee shall review and discuss with management and the external auditor, Celestica’s annual financial statements and related MD&A and report thereon to the Board before the Board approves such statements.

(b)                                 Interim Financial Statements - The Committee shall review and discuss with management and the external auditor, Celestica’s interim financial statements and related MD&A and report thereon to the Board before the Board approves such statements.

(c)                                  Accounting Treatment - The Committee shall review and discuss with management and the external auditor:

(i)             The quality of, and major issues regarding, Celestica’s accounting principles and financial statement presentations, including all critical accounting policies and practices used and any significant changes in Celestica’s selection or application of accounting principles;

(ii)          Any analyses prepared by management and/or the external auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including all alternative treatments of financial information within generally accepted accounting principles that the external auditor has discussed with management, ramifications of the use of such alternative disclosures and treatments and the treatment preferred by the external auditor;

(iii)       The effect of regulatory and accounting initiatives, as well as off-balance sheet structures on the financial statements of Celestica;

(iv)      Major issues as to the adequacy of Celestica’s internal controls and any special audit steps adopted in light of material control deficiencies;

(v)         Any material written communications between the external auditor and Celestica including any management letter or schedule of unadjusted differences; and

(vi)      Any communications between the audit team and the external auditor’s national office respecting auditing or accounting issues presented by the engagement team.

(d)                                 Disclosure of Other Financial Information - The Committee shall review:

(i)             the types of information to be disclosed and the type of presentation to be made in connection with earnings press releases;

(ii)          financial information and earnings guidance (if any) provided to analysts and rating agencies; and

(iii)       press releases (paying particular attention to any use of “pro forma” or “adjusted” information not defined under generally accepted accounting principles).

6.2       External Auditor -

(a)                                 Authority with respect to external auditor - As a representative of Celestica’s shareholders, the Committee shall be directly responsible for the appointment, compensation, retention and oversight of the work of a registered public accounting firm (the “external auditor”)  (including resolution of disagreements between management and the auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for Celestica. In this capacity, the Committee shall have sole authority for recommending the person to be proposed to Celestica’s shareholders for appointment as external auditor and whether at any time the incumbent external auditor should be removed from office. The Committee shall require the external auditor to confirm in an engagement letter to the Committee each year that the external auditor is accountable to the Board and the Committee as representatives of shareholders.

(b)                                 The Committee shall approve the external auditor’s audit plan, the scope of the external auditor’s quarterly reviews and all related fees.

(c)                                  Competency of external auditor - Once each year (and otherwise as the Chair may consider appropriate) the Committee shall obtain and review a report by the external auditor describing:

(i)             the external auditor’s internal quality-control procedures;

(ii)          any material issues raised by the most recent internal quality-control review, or peer review, of the external auditor’s firm or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the external auditor’s firm, and any steps taken to deal with any such issues; and

(iii)       all material relationships between the external auditor and Celestica (for the purposes of assessing the auditor’s independence).

(d)                                 Review of Audit Problems - The Committee shall review with the external auditor any audit problems or difficulties and management’s response.

(e)                                  Independence - The Committee shall satisfy itself as to the independence of the external auditor. As part of this process:

(i)             The Committee shall require the external auditor to submit on a periodic basis to the Committee, a formal written statement delineating all relationships between the external auditor and the corporation and the Committee is responsible for actively engaging in a dialogue with the external auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the external auditor and for recommending that the Board take appropriate action in response to the external auditors’ report to satisfy itself of the external auditors’ independence.

(ii)          No non-audit services shall be provided by the external auditor unless approved in advance by the Committee.  In deciding whether to approve any non-audit services, the Committee shall consider whether such services are compatible with the external auditor’s independence. The Chair may approve additional non-audit services that arise between Committee meetings, provided that the Chair reports any such approvals to the Committee at the next scheduled meeting.

(iii)       The Committee shall establish a policy setting out the restrictions on Celestica hiring employees and former employees of Celestica’s external auditor or former external auditor.

6.3       Internal Auditor -

(a)                                 Regular Reporting - The internal auditor shall report regularly to the Committee and the Committee shall have direct communication channels with the internal auditors to discuss and review specific issues as appropriate.

(b)                                 Oversight of Internal Controls - The Committee shall oversee management reporting on Celestica’s internal controls. The Committee shall periodically review and approve the mandate and plan of the internal audit department.

6.4       Risk Assessment and Risk Management - The Committee shall discuss Celestica’s major financial risk exposures and the steps management has taken to monitor and control such exposures.

6.5  Legal Compliance - On at least an annual basis, the Committee shall review with Celestica’s internal legal counsel: (i) any legal matters that could have a significant impact on the corporation’s financial statements; (ii) Celestica’s compliance with applicable laws and regulations;  and (iii) inquiries received from regulators.

7.              WHISTLE BLOWING

7.1       Procedure -  In accordance with SEC rules implementing the requirements in the Sarbanes-Oxley Act of 2002, and the rules of Canadian securities administrators, the Committee has established and shall maintain procedures for:

(a)                                 the receipt, retention and treatment of complaints received by the corporation regarding accounting, internal accounting controls or auditing matters; and

(b)                                 the confidential, anonymous submission by employees of the corporation of concerns regarding questionable accounting or auditing matters.

8.              REPORTING TO THE BOARD

8.1       Regular Reporting - The Committee shall report to the Board following each meeting of the Committee and at such other times as the Chair may determine is appropriate.

9.              EVALUATION OF COMMITTEE PERFORMANCE

9.1       Establish Process - The Committee shall follow the process established by the Board’s Nominating and Corporate Governance Committee for assessing the performance of the Committee.

9.2       Amendments to Mandate —

(a)                                 Review by Committee - The Committee shall recommend to the Board from time to time, as appropriate, any amendments it considers desirable to this mandate.

(b)                                 Review by Board — The Board will review and reassess the adequacy of this mandate from time to time, as it considers appropriate.

10.       FUNDING

10.1                                                                        The Committee shall determine, and the corporation shall provide, appropriate funding for the payment of (i) compensation to the external auditor (ii) compensation to any advisors employed by the Committee under section 4 hereof; and (iii) any ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

11.       LEGISLATIVE AND REGULATORY CHANGES

11.1                                                                        Compliance — It is the Board’s intention that this mandate shall reflect at all times all legislative and regulatory requirements applicable to the Committee.  Accordingly, this mandate shall be deemed to have been updated to reflect any amendments to such legislative and regulatory requirements and shall be actually amended at least annually to reflect such amendments.